Exhibit 99.1

Richard W. Volk
833 Southridge Greens Blvd
Fort Collins, Colorado 80525

April 6, 2015

Yuma Energy, Inc.
Attention: Sam L. Banks
President and Chief Executive Officer
1177 West Loop South, Suite 1825
Houston, Texas 77027

Dear Mr. Banks:

Please be advised that I will not be standing for re-election to the Board of Directors of Yuma Energy, Inc. at its 2015 Annual Meeting of Shareholders. My decision to retire from the Board is due solely to personal reasons and is not due to any disagreement with the Company or any of its subsidiaries on any matters, including those related to their operations, policies or procedures.

Very truly yours,

/s/ Richard W. Volk
Richard W. Volk